Page 1 of 2	EXHIBIT 10.2

CLECO CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDMENT

(Modification of Change in Control Provisions; Elimination of Business Transaction Benefits)

Whereas, Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana with its principal place of business in Pineville, Louisiana (the “Company”), sponsors and maintains the Cleco Corporation Supplemental Executive Retirement Plan, which plan constitutes a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended, and was most recently amended and restated effective as of January 1, 2009 (the “Plan”); and

Whereas, the Board of Directors of the Company now desires to modify the change in control provisions thereof in contemplation of the expiration of certain employment agreements by and between the Company and its officers, among other reasons; and

Whereas, the Board of Directors of the Company has determined that business transaction benefits provided thereunder are no longer necessary or appropriate on account of changes to the corporate structure of the Company and its affiliates, among other reasons; and

Whereas, Section 9.6 of the Plan provides that the Board of Directors possesses the authority to amend the Plan, subject to the limitations set forth therein;

Now, Therefore, effective as of October 28, 2011, the Plan shall be amended as follows:

1.           Section 7.2 of the Plan shall be amended and restated in its entirety as follows:

“7.2           Change in Control Benefits. If a Participant’s employment is involuntarily terminated by the Company or an Affiliate, without Cause, or a Participant terminates his or her employment with the Company or an Affiliate on account of Good Reason, in each case such termination occurring during the Change in Control Period:

a.
He or she shall be credited with three years of age for purposes of determining his or her Benefit Percentage in accordance with Section 5.3 hereof; provided, however, that in no event shall such percentage be less than 50%; and

b.
He or she shall be credited with three years of age for purposes of applying any actuarial reduction required under Section 5.4 hereof on account of the commencement of benefits prior to his or her Normal Retirement Date.

As used herein, the term “Change in Control Period” shall mean (i) if a Participant commences participation hereunder on or after October 28, 2011, the 60-day period preceding and the 24-month period following the consummation of a Change in Control, or (ii) if a Participant commenced her participation hereunder prior to October 28, 2011, the 60-day period preceding and the 36-month period following such consummation.

A Participant shall further be entitled to accelerate the payment of his or her Prior Plan Benefit in the event of a Change in Control subject to the terms, conditions and limitations set forth in the Prior Plan.”

2.           Effective as of October 28, 2011, the Plan shall no longer provide benefits on account of the occurrence of a “Business Transaction” and the following sections of the Plan shall thereafter be deemed amended:

a.	The text of Section 2.4 of the Plan, defining the term “Business Transaction,” shall be removed and that section marked “Reserved.”

b.	The text of Section 4.1c of the Plan, providing for accelerated vesting upon the occurrence of a Business Transaction, shall be removed and that section marked “Reserved.”

c.	Section 7.3 of the Plan, entitled “Benefits Upon a Business Transaction” shall be removed and such section marked “Reserved.”

This Amendment was approved by the Board of Directors of Cleco Corporation on October 28, 2011, to be effective as of such date provided for herein.

Cleco Corporation

By: /s/ Jeffrey W. Hall

Date: 10-28-11